Exhibit 23.6

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement of CenterState Bank Corporation on Form S-4 of our report dated February 28, 2018 on the consolidated financial statements of HCBF Holding Company, Inc., which is included in CenterState’s Form 8-K/A filed on March 14, 2018. We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ Crowe Horwath LLP

Fort Lauderdale, Florida

June 8, 2018